Exhibit 99.1

COMPANY CONTACT: Martha L. Hough VP Finance & Investor Relations (858) 314-5824 Debra P. Crawford Chief Financial Officer (858) 314-5708	INVESTOR CONTACT: Lippert/Heilshorn & Associates, Inc. Jody Cain (jcain@lhai.com) Mariann Ohanesian (mohanesian@lhai.com) (310) 691-7100
For Immediate Release
SANTARUS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
Conference call to begin at 5:00 p.m. Eastern Time today
SAN DIEGO (November 7, 2005) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today reported financial and operating results for the quarter ended September 30, 2005. Key financial results for the third quarter of 2005 included:
•	Total revenue of $4.9 million, including net product sales of $4.2 million

•	Net loss of $16.1 million, or $0.40 per share
“We grew ZEGERID® product sales by approximately 35 percent over the second quarter of 2005 and together with our efforts to manage expenses, reduced our net loss by $3.5 million compared to the second quarter of this year,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Through our sales and marketing programs, we are continuing to focus on establishing the differential clinical features of our immediate-release ZEGERID brand with physicians who are high prescribers of proton pump inhibitors (PPIs).”
Third Quarter 2005 Financial Results
Revenues for the third quarter of 2005 were $4.9 million, consisting of $4.2 million in net product sales and $714,000 in co-promotion revenue from the amortization of the $15.0 million upfront payment received from Otsuka America Pharmaceutical, Inc. (Otsuka America) in October 2004. Santarus had no revenues in the third quarter of 2004.
Santarus reported a net loss attributable to common stockholders of $16.1 million, or $0.40 per share, for the third quarter of 2005, compared with a net loss attributable to common stockholders of $21.2 million for the third quarter of 2004.
The cost of sales was $612,000, or approximately 15 percent of net product sales, in the third quarter of 2005.
Santarus reported license fees and royalties of $583,000 in the third quarter of 2005, which consisted of royalties payable to the University of Missouri and to Otsuka America based on net product sales. There were no license fees and royalties in the third quarter of 2004.
Research and development expenses for the quarter ended September 30, 2005 were $2.3 million, compared with $5.8 million for the quarter ended September 30, 2004. The lower expenses in the third quarter of 2005 reflect decreases in each of the following: certain clinical trial costs, expenses associated with the preparation for commercialization of ZEGERID Powder for Oral Suspension and development activities for ZEGERID Capsules and ZEGERID Chewable Tablets.
Selling, general and administrative expenses were $17.5 million for the quarter ended September 30, 2005, and $14.6 million for the quarter ended September 30, 2004. The increase in selling, general and administrative expenses was primarily attributable to promotional costs for ZEGERID Powder for Oral Suspension and the hiring of sales and marketing personnel during the third quarter of 2004, which were fully burdened expenses for the full three months of the quarter ended September 30, 2005.
For the nine months ended September 30, 2005, the company reported revenues of $20.8 million, consisting of $8.7 million in net product sales and $2.1 million in co-promotion revenue from the amortization of the $15.0 million upfront payment received from Otsuka America, and a $10.0 million milestone payment received from TAP Pharmaceutical Products Inc. during the first quarter of 2005. Santarus reported a net loss attributable to common stockholders of $49.2 million, or $1.31 per share, for the nine months ended September 30, 2005, compared with a net loss attributable to common stockholders of $49.4 million for the nine months ended September 30, 2004.
As of September 30, 2005, Santarus had cash, cash equivalents and short-term investments of $85.8 million, compared with $114.0 million as of December 31, 2004, a decrease of $28.2 million. This decrease resulted primarily from the company’s net loss for the nine months ended September 30, 2005, offset in part by the net proceeds of approximately $29.0 million received in August 2005 upon the completion of the company’s registered direct offering of 7,350,000 shares of common stock.
Key 2005 Third Quarter Accomplishments and Recent Highlights
In addition to continued progress with ZEGERID Powder for Oral Suspension commercialization, key third quarter accomplishments and recent highlights include:
•	In July, the FDA accepted for filing the New Drug Application (NDA) for ZEGERID Chewable Tablets 40 mg and 20 mg with a March 26, 2006 PDUFA date. The NDA for ZEGERID Capsules was accepted for filing by the FDA in late June, with a February 26, 2006 PDUFA date.

•	Santarus did not receive notice of a patent infringement suit from AstraZeneca plc or related patent holders during the 45-day period following notice of the FDA’s acceptance of the NDAs for ZEGERID Capsules and ZEGERID Chewable Tablets.

•	In August, Santarus raised approximately $31.2 million in gross proceeds in a registered direct offering of Santarus common stock.

•	A ZEGERID review article authored by Dr. Donald Castell, Professor of Medicine and Director of the Esophageal Disorders Program at the Medical University of South Carolina and past president of the American Gastroenterological Association, was published in the November 2005 issue of Expert Opinion on Pharmacotherapy, a peer-reviewed journal.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today, November 7, 2005. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 1506810. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at

www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products to enhance the quality of life for patients with gastrointestinal diseases and disorders. The company’s current products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company launched its first product, ZEGERID Powder for Oral Suspension 20 mg, in October 2004 and launched ZEGERID Powder for Oral Suspension 40 mg in February 2005. The company submitted an NDA for ZEGERID Capsules 40 mg and 20 mg to the FDA in April 2005 and submitted an NDA for ZEGERID Chewable Tablets 40 mg and 20 mg to the FDA in May 2005. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to establish market acceptance and demand for ZEGERID Powder for Oral Suspension and any other products that may be approved for marketing; whether the FDA ultimately approves the pending NDAs for ZEGERID Capsules and ZEGERID Chewable Tablets for one or more of the desired indications in a timely manner or at all; Santarus’ ability to obtain additional financing as needed to support its operations; the scope and validity of patent protection for Santarus’ products and Santarus’ ability to commercialize its products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of ZEGERID Powder for Oral Suspension or Santarus’ other products under development that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
[Tables to Follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents and short-term investments	$85,788	$114,008
Accounts receivable, net	1,501	801
Inventories, net	3,620	1,962
Other current assets	1,859	2,481

Total current assets	92,768	119,252
Long-term restricted cash	1,950	950
Property and equipment, net	702	949
Other assets	1,041	1,065

Total assets	$96,461	$122,216

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$10,531	$14,806
Allowance for product returns	5,165	7,057
Current portion of deferred revenue	2,857	2,857
Current portion of long-term debt	54	186

Total current liabilities	18,607	24,906
Deferred revenue, less current portion	9,286	11,429
Long-term debt, less current portion	—	38
Total stockholders’ equity	68,568	85,843

Total liabilities and stockholders’ equity	$96,461	$122,216

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Product sales, net	$4,164	$—	$8,698	$—
Sublicense and co-promotion revenue	714	—	12,143	—

Total revenues	4,878	—	20,841	—
Costs and expenses:
Cost of sales	612	—	1,376	—
License fees and royalties	583	—	2,718	5,000
Research and development	2,304	5,751	7,553	15,472
Selling, general and administrative	17,507	14,604	60,494	24,154
Stock-based compensation	594	1,285	1,841	4,424

Total costs and expenses	21,600	21,640	73,982	49,050

Loss from operations	(16,722)	(21,640)	(53,141)	(49,050)
Interest and other income, net	636	448	3,945	815

Net loss	(16,086)	(21,192)	(49,196)	(48,235)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	(1,124)

Net loss attributable to common stockholders	$(16,086)	$(21,192)	$(49,196)	$(49,359)

Basic and diluted net loss per share	$(0.40)	$(0.62)	$(1.31)	$(2.32)

Weighted average shares outstanding to calculate basic and diluted net loss per share	39,855,186	33,983,523	37,512,214	21,293,866
The composition of stock-based compensation is as follows:
Research and development	$195	$403	$592	$1,227
Selling, general and administrative	399	882	1,249	3,197

	$594	$1,285	$1,841	$4,424

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